SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  __________

                                   FORM 8-A
                                AMENDMENT NO.1

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                           STILLWATER MINING COMPANY
               ________________________________________________
            (Exact name of registrant as specified in its charter)

         Delaware                                     81-0480654
----------------------------                 ------------------------------
  (State of incorporation                          (I.R.S. Employer
     or organization)                             Identification No.)


           536 East Pike Avenue
            Columbus, Montana                            59019
-------------------------------------------  ------------------------------
 (Address of principal executive offices)              (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act

----------------------------        ----------------------------------------

    Title of each class                 Name of each exchange on which
    To be so registered                 each class is to be registered

Not Applicable                      Not Applicable
----------------------------        -----------------------------------------

----------------------------        -----------------------------------------

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form related to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities to be registration pursuant to Section 12(g) of the Act:


                        Preferred Stock Purchase Rights
      ------------------------------------------------------------------
                               (Title of Class)




ITEM 1.  Description of Registrant's Securities to be Registered.

         On November 20, 2002, Stillwater Mining Company (the "Company") entered into Amendment No.1 (the "Amendment") to the Rights Agreement dated as of October 26, 1995, between the Company and Computershare Trust Company, Inc. (formerly American Securities Transfer, Inc.), as Rights Agent (the "Rights Agreement"). A copy of the Amendment is attached hereto as Exhibit 2 and is incorporated herein by reference. The Amendment provides that the rights under the Rights Agreement will not be triggered by the Stock Purchase Agreement among the Company, MMC Norilsk Nickel and Norimet Limited (the "Stock Purchase Agreement"). Further information regarding the Stock Purchase Agreement and the transactions contemplated thereunder is available in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on the date hereof.


ITEM 2.  Exhibits.

         1. Rights Agreement, dated as of October 26, 1995, between Stillwater Mining Company and Computershare Trust Company, Inc. (formerly American Securities Transfer, Inc.), as Rights Agent, which includes the Form of Rights Certificate as Exhibit A, the Summary of Rights to Purchase Preferred Stock as Exhibit B and the Certificate of Designation for the Preferred Stock as Exhibit C, and previously filed on Form 8-A on October 30, 1995.

         2. Amendment No.1 to Rights Agreement, dated as of November 20, 2002, between Stillwater Mining Company and Computershare Trust Company, Inc.


                                   SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                          STILLWATER MINING COMPANY

                                          By:   /s/ Francis R. McAllister
                                                Name:  Francis R. McAllister
                                                Title: Chairman and CEO

Dated as of: November 21, 2002